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                                                                   EXHIBIT 10.79

                          SALE AND ASSIGNMENT AGREEMENT

     1. Identification. This Sale and Assignment Agreement (the "Agreement"), dated as of April 3, 2000, is entered into by and between Inferno Acquisition Corp., a California corporation ("Assignee"), on the one hand, and Imperial Bank, a California banking corporation ("Imperial"), and Natexis Banque, a French corporation ("Natexis")(together sometimes hereinafter referred to as "Assignor").

     2. Recitals.

          2.1 Pursuant to a Loan and Security Agreement, dated as of March 3, 1998 (as modified and amended to the date hereof, the "Lomax Loan Agreement"), between Lomax Productions, Inc., a California corporation ("Borrower"), on the one hand, and Imperial and Natexis, on the other hand, Imperial and Natexis as "Lenders" thereunder made loans and other extensions of credit to Borrower (collectively, the "Loan") in connection with a motion picture entitled Inferno. In connection with the Lomax Loan Agreement, Imperial acted as agent for Assignor and, in that capacity is identified in the Lomax Loan Agreement as "Agent."

          2.2 In connection with the Lomax Loan Agreement, Borrower executed and delivered to Imperial, as Agent, on behalf of each of the Lenders thereunder two
(2) promissory notes, each in the principal amount of $9,204,500 (each, a "Note" and together the "Notes").

          2.3 In connection with the Lomax Loan Agreement, Borrower and others executed and delivered, or caused to be executed and delivered, to Imperial, as Agent, on behalf of each of the Lenders other agreements, documents and instruments which, together with the Lomax Loan Agreement and the Notes, are listed on Exhibit "A" attached hereto and are collectively referred to herein as the "Lomax Loan Documents."

          2.4 Assignee wishes to purchase from Assignor and Assignor desires to sell to Assignee all of Assignor's right, title and interest (the "Claims") in, to, and under the Loan and the Lomax Loan Documents upon and subject to the terms, covenants, and conditions set forth in this Agreement.

     3. Closing and Closing Date.

          3.1 Effective upon the "Closing" (as hereinafter defined), and subject to and conditioned upon the terms, covenants, limitations, and conditions contained herein, Assignor hereby sells, transfers, and assigns to Assignee, and Assignee hereby purchases and accepts from Assignor, in each case on and as of the Closing Date, all of Assignors' right, title and interest, if any, in, to, and under the Claims.

          3.2 The consummation of the transfer and assignment contemplated herein shall be effected at a closing (the "Closing") which shall occur on April 3, 2000, or such other date as Assignor and Assignee otherwise may agree in writing (the "Closing Date"), at the offices of


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Jeffer, Mangels, Butler & Marmaro LLP, 2121 Avenue of the Stars, 10th Floor, Los
Angeles, California 90067, or such other location upon which Assignor and Assignee may agree in writing.

     4. Consideration. The consideration to be paid by Assignee to Assignor for the Claims shall be as follows:

          4.1 Two Million Dollars ($2,000,000) paid on the Closing Date to Imperial, as Agent, in immediately available funds by wire transfer in accordance with Imperial's instructions (the "Cash Purchase Price"). The Cash Purchase Price shall be paid without defense, offset, counterclaim, withholding, deduction or reduction for any reason whatsoever.

          4.2 Execution and delivery to Imperial, as Agent, at the Closing on the Closing Date, of a Loan and Security Agreement and promissory notes in favor of Imperial and Natexis, and such other agreements, documents and instruments as Imperial, as Agent, may require in its sole and absolute discretion (collectively, the "New Secured Loan Documents"), to evidence new secured loans from Assignor to Assignee in the aggregate principal amount on the Closing Date of Four Million Eight Hundred Seven Thousand Nine Hundred Twenty Six Dollars and Ninety Seven Cents ($4,807,926.97) (the "Secured Purchase Price"), to be absolutely, irrevocably and unconditionally guaranteed by The Harvey Entertainment Company, a California corporation. The Secured Purchase Price is the amount outstanding under the Lomax Loan, as described in Exhibit "B" attached hereto, less the amount on deposit in the "Collection Account" (as defined in the Lomax Loan Agreement) which shall be applied by Agent to the Lomax Loan (first to accrued but unpaid interest) prior to the Closing. As of the date of execution hereof by Agent and Lenders, April 13, 2000, the amount on deposit in the Collection Account is Eighty Three Thousand Nine Hundred Seventy Three Dollars and Twenty Cents ($83,973.20).

          4.3 Assignee shall assume, at the Closing, all of the obligations and liabilities of Assignor under or in connection with the Claims or the Lomax Loan Documents, of every kind or nature whatsoever.

          4.4 The sale, transfer and assignment of the Claims and the Lomax Loan Documents is and shall be on an "AS IS" basis, without recourse to Assignor of any kind or nature whatsoever, or any representation or warranty by Assignor of any kind or nature whatsoever, expressed or implied, except only such representations and warranties of Assignor as are expressly and specifically provided in this Agreement. Assignee acknowledges and agrees that Assignee shall have no right to use the name or other business identification of either Assignor.

     5. Representations and Warranties of Assignor. Assignor hereby represents and warrants to Assignee as follows, each of which is a material inducement to Assignee to enter into and perform this Agreement and shall survive the Closing:

          5.1 Each Assignor has all requisite power and authority to execute and deliver, and to perform, all of its obligations under this Agreement and all other agreements, documents and instruments to be executed and delivered by Assignor in connection herewith.


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          5.2 The execution, delivery and performance of this Agreement by
Assignor has been duly authorized by all necessary corporate action and does not and will not: (a) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to either Assignor or any provision of such Assignor's charter or by-laws; (b) require any authorization, consent, approval, license, exemption by or from, or filing or registration with, any court, executive or legislative body, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

          5.3 This Agreement constitutes a legal, valid and binding obligation of each Assignor enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, receivership, insolvency or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

          5.4 Except for this Agreement, Assignor has not sold, pledged, assigned, transferred, disposed or terminated, in whole or in part, or entered into any agreement (other than this Agreement) to sell, pledge, assign, transfer, dispose of or terminate, in whole or in part, any of its right, title and interest in and to the Claims or any of the Lomax Loan Documents or any of their rights under or in connection with the Claims or any of the Lomax Loan Documents, or agreed to do any of the foregoing.

          5.5 The photocopies of the Lomax Loan Documents delivered by Assignor to Assignee on the Closing Date, subject to the New Secured Loan Documents, constitute accurate copies of the Lomax Loan Documents listed on Exhibit "A" attached hereto, and such Lomax Loan Documents have not been amended, waived, modified or supplemented other than by Lomax Loan Documents listed on Exhibit "A" attached hereto. The Lomax Loan Documents constitute all material documents received by Assignor in connection with the making of the Loan.

          5.6 The aggregate amount of the Loan as of the date of this Agreement is Six Million Eight Hundred Sixty Nine Thousand Eight Hundred Seventy Eight Dollars and Seventy Five Cents ($6,869,878.75), which is comprised of principal and interest determined as of March 31, 2000, and continuing interest, fees and other amounts owing in respect of the Loan, set forth in Exhibit "B" attached hereto. Assignee acknowledges and agrees that the amount of the Loan will increase by the time of the Closing as a result of the accrual of interest, and additional fees and other amounts becoming payable, under the Lomax Loan Documents. Assuming that the Closing Date will be April 13, 2000, Assignor's good faith estimate of the amounts owing in respect of the Loan on that date is Six Million Eight Hundred Ninety One Thousand Nine Hundred Dollars and Seventeen Cents ($6,891,900.17).

     6. Representations and Warranties of Assignee. Assignee hereby represents and warrants to, and further agrees with, Assignor as follows, each of which is a material inducement to Assignor to enter into and perform this Agreement and shall survive the Closing:

          6.1 Assignee is a corporation duly incorporated, validly existing and in good standing in the state of its incorporation and is duly qualified and in good standing in each jurisdiction in which Assignee conducts business or is otherwise required to be qualified pursuant to


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applicable law. Assignee has all requisite power and authority to execute and deliver, and to perform, all of its obligations under this Agreement and under all other agreements, documents and instruments to be executed and delivered by Assignee in connection herewith.

          6.2 The execution, delivery and performance of this Agreement by Assignee has been duly authorized by all necessary corporate action and does not and will not: (a) require any consent or approval of Assignee's shareholders;
(b) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Assignee or any provision of Assignee's charter, articles of incorporation or by-laws; (c) result in a breach or constitute a default under any indenture or loan or credit agreement or any other material agreement to which Assignee is a party or by which it is bound; (d) require any authorization, consent, approval, license, exemption by or from, or filing or registration with, any court, executive or legislative body, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

          6.3 This Agreement constitutes a legal, valid and binding obligation of Assignee enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, receivership, insolvency or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

          6.4 Assignee has made such examination, review and investigation of the Lomax Loan Documents and the Claims, and of any and all facts and circumstances necessary to evaluate the Lomax Loan Documents and the Claims it has deemed necessary or appropriate. Except for the representations and warranties specifically and expressly made by Assignor in paragraph 5 above: (a) Assignee has been and will continue to be solely responsible for Assignee's own independent investigations as to all aspects of the transactions contemplated hereby including, but not limited to: (i) the authorization, execution, legality, validity, effectiveness, genuineness, enforceability, collectibility or sufficiency of the Claims and the Lomax Loan Documents; (ii) the adequacy, condition or existence of any collateral, or the attachment, perfection or priority of any security interest or lien held by Assignor, in connection with the Lomax Loan Documents and the Claims; and (iii) the status, affairs, financial condition, operations, prospects, business, property, assets and creditworthiness of Borrower and of any guarantor of any of the obligations or liabilities of Borrower, and any actions taken or to be taken under or in connection with the Claims and the Lomax Loan Documents; and (b) Assignee has not relied upon any expressed or implied, written or oral, representation, warranty or other statement by or on behalf of Assignor concerning any of the foregoing or otherwise with respect to the Loan, the Claims or the Lomax Loan Documents, except for such representations and warranties of Assignor as are specifically and expressly provided in this Agreement.

          6.5 Assignee is acquiring the Claims without any view either to participate in (other than as described in this Agreement), or to sell the Claims in connection with, any public distribution thereof, and Assignee has no intention of making any distribution of the Claims in a manner which would violate applicable securities laws; provided, however, that nothing in this Agreement shall restrict or limit in any way Assignee's ability and right to dispose of all or part of the Claims in accordance with such laws if at some future time Assignee deems it advisable to do


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so; and, provided, further, that Assignee and any party acquiring all or any portion of the Claims or any proceeds thereof from Assignee, other than Assignor or Imperial as Agent for Assignor or any successor, must agree in writing with Assignor to be bound (or to continue to be bound) by this Agreement; and, provided, further, that all of Assignee's right, title and interest in, to and under the Claims and the Lomax Loan Documents shall be subject and subordinate to the New Secured Loan Documents until all of the obligations of Assignee under the New Secured Loan Documents have been absolutely, indefeasibly, irrevocably and unconditionally paid, performed and discharged in full.

          6.6 If, subsequent to the Closing, Assignor receives (a) any note or other obligation issued by Borrower in substitution or replacement of the Claims, or (b) any cash, securities or other property distributed or paid by Borrower in connection with the Claims, Assignor shall accept and hold the same in trust for such limited purpose on behalf and for the benefit of Assignee, and shall deliver the same promptly to the Assignee in the same form received, with the endorsement (without recourse, representation or warranty) of Assignor when necessary or appropriate; provided, however, that all such notes, obligations, cash, securities or other property shall be subject to Assignor's rights under or in connection with the New Secured Loan Documents.

          6.7 Effective upon the Closing, Assignee agrees that, if any transfer or payment made to Assignor by Borrower prior to the Closing Date in respect of the obligations of Borrower under or in connection with the Lomax Loan Documents is, in whole or in part, rescinded, void, voidable or must otherwise be returned by Assignor in connection with any bankruptcy, reorganization, receivership, insolvency, or other similar proceeding with respect to Borrower (each such rescinded, voided, voidable or otherwise returned amount hereinafter is referred to as a "Returned Payment Amount"), then, no later than thirty (30) days after Assignee's receipt of notice in writing from Assignor, or Imperial as Agent, specifying the applicable Returned Payment Amount and requesting Assignee to purchase Assignor's claim against Borrower for the applicable Returned Payment Amount, Assignee shall purchase said claim from Assignor for cash in an amount equal to one hundred percent (100%) of the applicable Returned Payment Amount, together with interest thereon accruing from and after the date of Assignee's receipt of said notice from Assignor, or Imperial as Agent, and ending on the date of such purchase, at the current rate of interest applicable to the New Secured Loan, to be paid to Assignor, or Imperial as Agent as Imperial may instruct Assignee in writing, in immediately available funds by wire transfer in accordance with Imperial's instructions. Assignor shall assign such claim to Assignee, without recourse or, except as specifically and expressly provided herein, any representation or warranty of any kind or nature whatsoever, against receipt of funds from Assignee as herein provided but subject to the New Secured Loan Documents.

     7. Certain Claims Subject to Pending Arbitration.

          7.1 Assignee acknowledges and agrees that the Claims include, and in the future may include, claims against one (1) or more third parties for failure of performance, or other breach or default of their respective obligations to, any or all of Lomax, Agent or Lenders (each, a "Third Party Claim") and that certain Third Party Claims currently are the subject of pending litigation or arbitration proceedings identified in Exhibit "C" attached hereto (each, a "Pending Third Party Claim") including, but not limited to, arbitration proceedings concerning: (a) disputed delivery


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of the Picture to Metropolitan Film Export ("Metropolitan") in which
Metropolitan, Pepin/Mehri Entertainment Group, Inc. ("PM") and Motion Picture Bond Company ("MPBC") are respondents, any of which may be liable to Agent and Lenders (the "Metropolitan Arbitration"); and (b) disputed delivery of the Picture to Spring Cinema (also known as Spring Cinema Agencies) in which Spring Cinema, PM and MPBC are respondents, any of which may be liable to Agent and Lenders (the "Spring Cinema Arbitration").

          7.2 Except as specifically and expressly provided in this Paragraph 7 or as permitted in the New Secured Loan Documents, Assignee shall prosecute to final collectible arbitration award or judgment each Third Party Claim that is the subject of pending arbitration or litigation, at its sole cost, expense and risk. To date, the Spring Cinema Arbitration has been prosecuted by Agent, on behalf of Lenders, and it is likely that by the Closing Date Agent will have obtained a default award against Spring Cinema (the "Spring Cinema Award"). All costs and expenses incurred by or on behalf of Agent in connection with the Spring Cinema Arbitration: (a) prior to the Closing Date, shall be added to the Loan; or (b) after the Closing Date, shall be added to the loans to be made by Assignor pursuant to the New Secured Loan Documents. If, by the Closing Date, Agent has obtained the Spring Cinema Award, Agent shall have the right, at its election, to enforce and collect the Spring Cinema Award on behalf of, but without any obligation or liability to, Assignee and any proceeds of the Spring Cinema Award shall be paid to Agent, on behalf of Lenders, pursuant to and in accordance with the New Secured Loan Documents.

          7.3 All gross proceeds payable to Lomax or Assignee arising out of, in connection with or as a result of any Third Party Claim shall be paid immediately to Agent, on behalf of Lenders, pursuant to and in accordance with the New Secured Loan Documents, without defense, offset, counterclaim, withholding, deduction or reduction for any reason whatsoever.

     8. Further Assurances and Indemnity.

          8.1 Effective upon the Closing, Assignor and Assignee each hereby covenant and agree to execute and deliver all such documents and instruments, and to take such further actions as may be reasonably necessary or appropriate, from time to time, to carry out the intent and purpose of this Agreement and to consummate the transactions contemplated hereby; provided, however, that all such documents and instruments executed, and actions taken, by Assignor shall be without recourse or, except as specifically and expressly provided in this Agreement, representation or warranty of any kind or nature whatsoever.

          8.2 Effective upon the Closing, Assignee shall defend, indemnify and hold each Assignor harmless from and against any and all costs, losses, expenses, liabilities and damages (including reasonable attorneys' fees and disbursements) incurred by Assignor in connection with or arising out of: (a) any misrepresentation by Assignee or any breach by Assignee of any warranty or any other term, covenant or agreement set forth in this Agreement or any other agreement, document or instrument contemplated hereby; or (b) the Claims (including, but not limited to, Third Party Claims), the Lomax Loan Documents or the transactions contemplated hereby or thereby.


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          8.3 Assignee shall pay on demand all costs and expenses, including attorneys' fees and costs, incurred by Assignor: (a) in connection with the negotiation, preparation, execution and performance of this Agreement and the other agreements, documents and instruments contemplated hereby, whether or not the Closing occurs; (b) the preservation and protection of the Claims or any collateral for the Claims, or any of Assignor's rights or remedies under or in connection with the Lomax Loan Documents, at any time prior to the Closing or, if the Closing occurs, thereafter; and (c) after the Closing, in connection with this Agreement and the other agreements, documents and instruments contemplated hereby including, without limitation, any and all amendments and modifications hereof or thereof, including, but not limited to, defense of any claim made or threatened against Assignor arising out of, in connection with or related to the transactions contemplated hereby or the enforcement of the rights of Assignor hereunder or thereunder.

     9. Conditions Precedent.

          9.1 The obligations of Assignor under this Agreement shall be subject to the satisfaction (or specific and express waiver by Assignor in writing) of the following conditions precedent, on or prior to the Closing Date:

               (a) Assignee shall have paid to Assignor the Cash Purchase Price as provided herein.

               (b) Assignee shall have caused the absolute, indefeasible, irrevocable and unconditional payment, performance and discharge in full of all indebtedness and obligations of PM to Imperial pursuant to that certain Second Amended and Restated Revolving Credit Loan and Security Agreement, dated December 16, 1999, between PM and Imperial, as amended.

               (c) Assignee shall have executed and delivered, and caused the execution and delivery, to Assignor of all of the New Secured Loan Documents and all conditions precedent to the obligations of Agent and Lenders thereunder have occurred.

               (d) Assignee shall have complied with all terms, covenants and conditions to be performed or complied with by Assignee as contemplated by this Agreement.

               (e) All of Assignee's representations and warranties shall be true and correct as of the Closing Date and shall not be misleading in any respect.

               (f) Assignor shall have received the favorable written opinion of Sidley & Austin, counsel for Assignee, dated as of the date thereof, addressed to Assignor and satisfactory to counsel to Assignor.

          9.2 The obligations of Assignee under this Agreement shall be subject to the satisfaction (or specific and express waiver by Assignee in writing) of the following conditions precedent, on or prior to the Closing Date:

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               (a) Assignor shall have delivered to Assignee photocopies of the
Lomax Loan Documents and, subject to and if, as and when provided in the New Secured Loan Documents, shall have agreed to deliver to Assignee the Notes endorsed as payable to the order of Assignee without recourse or, except as specifically and expressly set forth herein, representation or warranty of any kind or nature whatsoever.

               (b) Subject to and in accordance with the New Secured Loan Documents, Assignor shall have agreed to execute, acknowledge (where appropriate as determined by Agent) and deliver to Assignee such assignments of Uniform Commercial Code financing statements, assignments of mortgages, and similar documents as Assignee shall have reasonably requested to assign, of record, to Assignee the security interests and mortgage liens granted by Borrower to Assignor in connection with the Lomax Loan Documents, in each case without recourse or, except as specifically and expressly set forth herein, representation or warranty of any kind or nature whatsoever.

               (c) All of Assignor's representations and warranties shall be true and correct as of the Closing Date and shall not be misleading in any respect.

     10. Miscellaneous.

          10.1 If any provision of this Agreement, or of any other agreement, document or instrument contemplated hereby, shall be invalid, illegal or unenforceable in any jurisdiction then, as to such jurisdiction only, such provision shall to the extent of such prohibition or unenforceability be deemed severed from the remainder of such agreement, document or instrument and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          10.2 This Agreement, and the other agreements, documents and instruments contemplated hereby, and the rights and obligations of the parties hereto and thereto, shall be governed by and construed and enforced in accordance with, the laws of the state of California without reference to its conflict or choice of law principles.

          10.3 Each controversy, dispute or claim ("Claim") arising out of or relating to this Agreement or any other agreement, document or other instrument contemplated hereby shall be resolved pursuant to the provisions for reference and trial by referee (without jury) set forth in California Code of Civil Procedure Section 638 et seq., or any statute containing reasonably similar provisions which replaces such sections, except as expressly modified by the provisions hereof.

               (a) The reference herein contemplated shall be the exclusive remedy for the resolution of any Claim (including, but not limited to, whether or not any Claim is subject to reference hereunder). Each of the parties hereby absolutely, irrevocably and unconditionally waives (i) its rights to initiate any legal proceedings against the other party(ies) in any court or jurisdiction other than the Superior Court of Los Angeles County (the "Court") and (ii) trial by jury with respect to any Claim. The referee ("Referee") shall be a retired or former California Superior Court or Appellate Court judge residing in Los Angeles County, California, who is either


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(1) agreed to by the parties within fifteen (15) days of the notice by any party to the other of the intention to invoke this Paragraph to resolve the Claim, or
(2) failing such agreement, is appointed pursuant to California Code of Civil Procedure Section 640 in an action filed in the Court.

               (b) The parties agree that any party may (and, if necessary, the other parties shall join in such filing) file with the Clerk of the Court, and/or with the appropriate judge of the Court, any and all petitions, motions, applications or other documents necessary to obtain the appointment of a Referee immediately upon the commencement of any action or proceeding to resolve any Claim and to conduct all necessary discovery and to proceed to trial as expeditiously as possible. It is the parties' intention that the parties and the Referee shall use their best efforts to be certain that: (i) discovery is conducted for a period no longer than six (6) months (the "Discovery Period") from the date the Referee is appointed (the "Referee Date") (whether by stipulation or by the Court), excluding motions regarding discovery, and (ii) trial is set on a date that is within nine (9) months of the Referee Date. All discovery motions shall be filed with the Referee and served upon the opposing party no later than the last day of the Discovery Period; provided, however, that the parties agree to grant reasonable extensions of time necessary to reflect the complexities of the issues presented for resolution. All proceedings, including trial, before the Referee shall be conducted at a neutral location (unless otherwise stipulated by the parties) within five (5) miles of the Los Angeles County Superior Court located at 111 N. Hill Street, Los Angeles, California. The parties agree that the Referee shall be a judge for all purposes (including, without limitation, (i) ruling on any and all discovery matters and motions and any and all pretrial or trial motions, (ii) setting a schedule of pretrial proceedings, and (iii) subject to California Code of Civil Procedure Section 638 et seq., making other orders or rulings a sitting judge of the Court would be empowered to make in any action or proceeding in the Court). Any matter before the Referee shall be governed by the substantive law of California, its Code of Civil Procedure, Rules of Court and Evidence Code, except as otherwise specifically agreed by the parties and approved by the Referee. The parties intend this general reference agreement to be specifically enforceable in accordance with the California Code of Civil Procedure. Any appeal of the decision of the Referee and/or of the Court upon the recommendation of the Referee shall be appealable to the same extent and in the same manner that such decision would be appealable if rendered by a judge of the Court. The Referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law.

               (c) During the pendency of any such action or proceeding and before the entry of any judgment therein, each of the parties to such action or proceeding shall bear equal shares of the fees charged and costs incurred by the Referee in connection with performing the services provided in this Section. The compensation of the Referee shall not exceed the prevailing rate for like services. The prevailing party shall be entitled to reasonable court costs and legal fees, including the customary attorney fees, expert witness fees, paralegal fees, the fees of the Referee and other reasonable costs and disbursements charged to the party by its counsel, in such amount as is determined by the Referee. If a court reporter is requested by either party, then such reporter shall be present at all proceedings, and the fee of such reporter shall be borne by the party requesting such reporter. Such fees shall be an item of recoverable costs.

               (d) Nothing in this Section shall prejudice the right of the Agent or any Imperial Lender to exercise its non-judicial foreclosure rights and remedies in respect of the


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Senior Obligations, or prejudice the right of either party to obtain provisional relief or other equitable remedies as shall otherwise be available judicially pending reference of a dispute to a Referee as provided in this Section.

          10.4 WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY. ASSIGNEE FURTHER WAIVES ANY RIGHTS OF SETOFF, AND THE RIGHT TO IMPOSE COUNTERCLAIMS (OTHER THAN THOSE RIGHTS OF SETOFF AND COUNTERCLAIMS WHICH COULD NOT, BY REASON OF ANY APPLICABLE FEDERAL OR STATE PROCEDURAL LAWS, BE INTERPOSED, PLEADED OR ALLEGED IN ANY OTHER ACTION ) IN ANY LITIGATION IN ANY COURT REFERENCE OR ARBITRATION WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, OR ANY OTHER AGREEMENT, DOCUMENT OR INSTRUMENT CONTEMPLATED HEREBY, PURSUANT HERETO OR THERETO, OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING, BETWEEN ASSIGNEE, ON THE ONE HAND, AND ASSIGNOR, ON THE OTHER HAND.

          10.5 Except as otherwise expressly provided herein, any notice, request, demand or other communication provided for hereunder shall be in writing and shall be delivered personally, by certified mail, return receipt requested, postage prepaid, or by transmission by a telecommunications device, and shall be effective (a) on the day when personally served, including delivery by overnight mail and courier service, (b) on the third day after its deposit in the United States mail, and (c) on the business day of confirmed transmission by telecommunications device. The addresses of the parties hereto (until notice of a change thereof is served as provided in this Paragraph) shall be as follows:

                  To Assignee:

                           Inferno Acquisition Corp.
                           11835 West Olympic Boulevard
                           Suite 550
                           Los Angeles, California 90064
                           Attention: Glenn Weisberger, Esq.
                           Fax No.: 310-444-4103

                  With a concurrent copy to:

                           Sidley & Austin
                           555 West Fifth Street, 4th Floor
                           Los Angeles, California 90013
                           Attention:  Gary J. Cohen, Esq.
                           Fax No.: 213-896-6600

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                  To Imperial (as Lender and as Agent):

                           Imperial Bank
                           9777 Wilshire Boulevard
                           Fourth Floor
                           Beverly Hills, California 90212
                           Attention: Jennifer Huang
                           Fax No.: 310-281-2476

                  To Natexis:

                           Natexis Banque
                           Entertainment Group
                           660 South Figueroa Street, Suite 1400
                           Los Angeles, California 90017
                           Attention: Bennett Pozil
                           Fax No.: 213-627-2761

                  With a concurrent copy to:

                           Jeffer, Mangels, Butler & Marmaro LLP
                           2121 Avenue of the Stars, 10th Floor
                           Los Angeles, California 90067
                           Attention:  Michael S. Sherman, P.C.
                           Fax No.: 310-203-0567

          10.6 This Agreement shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto and the successors and assigns; provided, however, that so long as any obligations under the New Secured Loan Documents have not been absolutely, indefeasibly, irrevocably and unconditionally paid, performed and in full, Assignee may not assign its rights or delegate its duties hereunder or any interest herein without the prior written consent of Assignor and any such purported assignment or delegation shall be null and void.

          10.7 This Agreement and the other agreements, documents and instruments contemplated hereby are intended by the parties to be the final, complete and exclusive expression of the agreement between them. This Agreement and such other agreements, documents and instruments supersede any and all prior oral or written agreements relating to the subject matter hereof between Assignee, on the one hand, and Assignor, on the other hand. No modification, rescission, waiver, release, or amendment of any provision of this Agreement or any such other agreement, document or instrument shall be made, except by a written agreement signed by the parties hereto.

          10.8 This Agreement and the other agreements, documents and instruments contemplated hereby may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument, respectively. Delivery of an executed counterpart of this Agreement, or any such other agreement, document or instrument, by facsimile shall be equally effective as delivery of a manually executed counterpart hereof and thereof. Any party delivering an executed counterpart by facsimile shall also deliver a manually executed counterpart, but failure to do so shall not effect the validity, enforceability, of binding effect of this Agreement or any such other agreement, document or instrument.

          10.9 The various headings used in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date above first written.

"ASSIGNOR:"

IMPERIAL BANK, individually and as Agent


By: /s/ Jennifer Huang
   --------------------------------
    Jennifer Huang

 Its: Commercial Loan Officer
     ------------------------------



NATEXIS BANQUE


By: /s/ Bennett Pozil
   --------------------------------
   Bennett Pozil

 Its: Vice President
     ------------------------------

"ASSIGNEE"

INFERNO ACQUISITION CORP.


By: /s/ Glenn Weisberger
   --------------------------------
   Glenn Weisberger

 Its: Secretary
     ------------------------------

                                    Exhibits*


Description                                                  Exhibit
-----------                                                  -------
Lomax Loan Documents                                            A
Lomax Loan                                                      B
Third Party Claims                                              C
Lomax Productions, Inc. Bylaws                                  E



*The Schedules and Exhibits are omitted from this filing. The Company agrees to furnish supplementally a copy of any Schedule or Exhibit to the Commission upon request.